Exhibit 10.8

Confidential

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into on September 10, 2021 (the “Effective Date”), by and between SOLV, Inc., a Delaware corporation (including any successor thereto, the “Company”), ASP SRE Holdings LP, a Delaware limited partnership (the “Holdings”) and George Hershman (“Executive”).

PRELIMINARY STATEMENT

WHEREAS, ASP SRE Acquisition LLC, a Delaware limited liability company, Swinerton Builders, a California corporation, Swinerton Incorporated, a California corporation, and Holdings, are parties to that certain Stock and Asset Purchase Agreement, dated of even date herewith (the “Purchase Agreement”); and

WHEREAS, Holdings and the Company, contingent on the consummation of the transaction covered by the Purchase Agreement (the “Closing”), desires that Executive render services to the Company following the Closing, pursuant to the terms and conditions herein, and Executive desires to provide such services to the Company on the terms and conditions herein provided.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. Employment.

The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of the Closing and ending as provided in Section 4 (the “Employment Period”). This Agreement is expressly conditioned on the consummation of the transactions contemplated by the Purchase Agreement and shall automatically terminate and be void ab initio in the event the Purchase Agreement is terminated or the Closing does not occur for any reason.

Section 2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Executive Officer and President of the Company and shall have the customary duties, responsibilities, functions and authority as are commensurate with such position, subject to the customary oversight and direction of the board of managers (the “Board”) of Holdings. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct. During the Employment Period, but only while Executive serves as Chief Executive Officer of the Company, Executive shall be appointed to serve on the board of directors of the Company and the Board. The Executive shall be covered by the directors’ and officers’ liability insurance policy maintained by the Company on a basis no less favorable than the directors and senior executive officers of the Company.

(b) During the Employment Period, Executive shall report solely and directly to the Board and shall devote his reasonable best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and any of its Subsidiaries. All executive officers of the Company shall report to Executive. Executive shall perform his duties, responsibilities and functions for the Company and any of its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise be employed by or perform services for, any other person or entity without the prior written consent of the Board; provided that Executive (x) may continue to serve as a director of the Solar Energy Industries Association and (y) may serve as an officer or director of, or otherwise participate in, solely educational, welfare, social, religious and civic organizations, and shall inform the Board of such participation. Executive may also serve on a for-profit board of directors with the prior written approval of the Board.

(c) For purposes of this Agreement, “Subsidiaries” or “Subsidiary” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

Section 3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $500,000 per annum or such higher rate as the Board may determine from time to time (as adjusted from time to time in accordance with this sentence, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. The Base Salary shall be pro-rated on an annualized basis for any partial year during the Employment Period. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, and Executive shall be entitled to not less than four weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken during any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof except as provided herein. The amount of the Executive’s Base Salary shall be reviewed annually by the Board for possible increase (but not decrease) and may, at the discretion of the Board, be adjusted (but never below the Base Salary then in effect). Any such increased amount shall constitute “Base Salary” hereunder.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel (including business air travel consistent with past practice), entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, during the Employment Period, Executive will be eligible to receive an annual cash bonus target of 200% of Base Salary ($1,000,000 based on the initial Base Salary) in accordance with the Company’s annual salaried bonus plan (the “Target Annual Bonus”). The achievement of a particular bonus amount shall be based on reasonable performance objectives established by the Board at the time the budget is approved for the applicable fiscal year after consultation with the Executive. Any such bonus will be payable at the same time annual bonuses are paid to other senior executives of the Company generally during the calendar year that begins immediately following the calendar year for which the bonus was earned, as soon as reasonably practicable following the completion of the Company’s audit for the calendar year for which the bonus was earned, or in accordance with the Company’s bonus plan as set by the Compensation Committee of the Board, and shall be payable, except as provided in Section 4(b), 4(c) or 4(d) (as applicable) in this Agreement, only if Executive is employed by the Company on the date of payment.

(d) The Company or its Subsidiaries may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 4. Term.

(a) The Employment Period shall begin on the date of the Closing and terminate on the earliest to occur of (i) Executive’s resignation (which may occur at any time with or without Good Reason, as defined below), (ii) Executive’s death or Disability, and (iii) the termination of Executive by the Company at any time for Cause (as defined below) or without Cause. Except as otherwise expressly and specifically provided herein, any termination of the Employment Period by Executive or the Board shall be effective as specified in a written notice from each to the other.

(b) If the Employment Period is terminated by the Company without Cause or upon Executive’s resignation with Good Reason, the Company shall promptly pay or provide to Executive his then current Base Salary, accrued employee benefits (pursuant to the terms of the applicable plans), expense reimbursements (pursuant to the Company’s expense reimbursement policy) and any unused vacation payable pursuant to the Company’s standard vacation practice through the date of termination (collectively, the “Accrued Obligations”), the annual bonus in respect of the fiscal year prior to the year of the termination if such bonus is earned but not yet paid (“Prior Year Bonus”), and, subject to this Section 4(b) and Section 11, the following payments and benefits:

(i) an amount equal to the sum of Executive’s (A) annual Base Salary rate and (B) Target Annual Bonus, in each case not taking into account any reduction which would constitute Good Reason or which was made within six (6) months prior to Executive’s termination of employment, paid in accordance with the Company’s regular payroll practices for a period of twelve (12) months (the “Severance Period”) following such termination (provided, that, Executive shall not be treated as an employee while receiving such amounts);

(ii) if the termination date occurs on or after the first day of the third quarter of the fiscal year when such termination date occurs, a prorated annual bonus for the portion of the fiscal year worked prior to termination of the Employment Period based on actual performance achieved as determined as of the end of such year payable when bonuses are generally paid to other Company executives (the “Pro Rata Bonus”);

(iii) subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for (i) a period of twelve (12) months following the Executive’s termination of employment, which shall be paid for by the Company and (ii) a subsequent period of six (6) months following such initial 12-month period which shall be paid for by Executive but which will be subsidized by the Company (such that the Executive’s cost of such COBRA coverage for such six-month period will be the same as the Executive would have paid had the Executive remained an employee and an active participant in the group health plan); provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers comparable group health benefits, such continuation of coverage by the Company under this Section 4(b)(ii) shall immediately cease.

Executive shall be entitled to the foregoing severance payments if and only if Executive has executed and delivered to the Company the general release substantially in form and substance as set forth in Exhibit A attached hereto (the “General Release”) within 45 days of the Executive’s termination of employment and the General Release has become effective and is no longer subject to revocation, and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Section 5, Section 6, or Section 7 (which breach is not cured, if capable of cure, within thirty (30) days following written notice from the Company to Executive) and only if Executive does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period. The payments provided for under Section 4(b)(i), (ii) and (iii) will commence with the Company’s first payroll after the sixtieth (60th) day following the date of Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto. The Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by the terms of any applicable equity arrangements or by applicable law. Notwithstanding any other provision of this Agreement, if following the termination of the Employment Period Executive is entitled to payments or other benefits under this Section 4(b) but it is established no later than six (6) months following termination of employment (other than for an act constituting fraud or misappropriation which shall have no such time limitation) that Executive committed an act that constituted Cause (or that, during the Severance Period, Executive has been employed by or otherwise is providing services to a business or entity that competes with the Business (as defined below), then (i) Executive shall not be entitled to any payments or other benefits pursuant to this Section 4(b) (excluding the Accrued Obligations), (ii) any and all payments to be made by the Company or any Subsidiary and any and all benefits to be provided to Executive pursuant to this Section 4(b) shall cease (excluding the Accrued Obligations) and (iii) any such payments previously made to Executive shall be returned immediately to the Company by Executive. The term “Business” means any businesses conducted by the Company and its Subsidiaries (i) from time to time during the term of this Agreement, including without limitation, the engineering, procurement and construction, and operations and maintenance services in the solar and storage markets, and (ii) any other business engaged in by the Company or its Subsidiaries, or with respect to which Company or its Subsidiaries has taken any substantial steps to engage in, during the two (2) year period preceding Executive’s termination of employment.

(c) If the Employment Period is terminated due to Executive’s death, the Company shall pay or provide to Executive’s estate: (i) the Accrued Obligations, (ii) the Prior Year Bonus, (iii) if the termination date occurs on or after the first day of the third quarter of the fiscal year when such termination date occurs, the Pro Rata Bonus, and (iv) any insurance benefits payable upon Executive’s death under any benefit plans policies or arrangements for his benefit (other than Company owned life insurance, such as key-man life insurance, on the life of Executive). Executive’s estate shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law or under the terms of the applicable awards.

(d) If the Employment Period is terminated due to Executive’s Disability, the Company shall pay or provide to Executive: (i) the Accrued Obligations, (ii) solely if Executive executes a General Release as described above in Section 4(b), (A) the Prior Year Bonus, (B) if the termination date occurs on or after the first day of the third quarter of the fiscal year when such termination date occurs, the Pro Rata Bonus, (C) an amount equal to the Executive’s monthly Base Salary rate (provided, that, Executive shall not be treated as an employee while receiving such amounts), paid monthly for a period of twelve (12) months following such termination, after which time Executive will be eligible to participate in any long term disability program which the Company may have (subject to satisfying the criteria of such program then in place), and (D) any proceeds payable at such time under any insurance program or employee benefit sponsored by the Company and in which Executive participates (other than Company owned life insurance, such as key-man life insurance, on the life of Executive). Executive shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law or under the terms of the applicable awards. The payments provided for under Section 4(d)(ii), (A) and (B) and (C) will commence with the Company’s first payroll after the sixtieth (60th) day following the date of Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto.

(e) If the Employment Period is terminated by the Company for Cause or if Executive resigns without Good Reason, the Company shall pay or provide to Executive the Accrued Obligations and Executive shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as expressly required by applicable law. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(f) This Section 4(f) shall apply only to the extent that an applicable payment (or portion of a payment) under this Agreement constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 11 hereof) and not to payments (or the portion of any payment) that are exempt from Code Section 409A (due to, for example, application of the short term deferral rule or separation pay exceptions). To the extent payment of any amount under Section 4(b)(i) or Section 4(d)(ii) constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 11 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. In addition, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), any amounts to which Executive is entitled under this Section 4(b)(i) or Section 4(d)(ii) that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the Executive’s date of termination and (ii) the date of the Executive’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Code Section 409A.

(g) Except as otherwise expressly provided in this Agreement, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). Nothing contained herein is intended to limit or otherwise restrict the availability of any COBRA benefits to Executive required to be provided pursuant to Section 601 of Title I of the Employee Retirement Income Security Act of 1974 and Section 4980B of the Internal Revenue Code. Except as otherwise provided in Section 11 the Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder.

(h) “Cause” shall mean that: (i) Executive has committed a deliberate and premeditated act against the interests of the Company or its Subsidiaries, including, without limitation, an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or its Subsidiaries, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s or its Subsidiaries’ business; or (ii) Executive has been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude; or (iii) Executive has failed to perform or neglected the material duties incident to his employment with the Company or its Subsidiaries on a regular basis, and such refusal or failure shall have continued for a period of twenty (20) days after written notice to Executive specifying such refusal or failure in reasonable detail; or (iv) Executive has been chronically absent from work (excluding vacations, illnesses, Disability or leaves of absence approved by the Board); or (v) Executive has refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with the duties incident to his employment with the Company or its Subsidiaries and such refusal continues for more than twenty (20) days after written notice is given to Executive; or (vi) Executive has materially breached any of the terms contained herein or in any other employment agreement, non-competition agreement, confidentiality agreement or similar type of agreement to which Executive is a party and such breach, if curable as determined by the Board in good faith, has not been cured within a period of twenty (20) days after written notice to Executive from the Company specifying such breach; or (vii) Executive has engaged in (x) the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s or its Subsidiaries’ premises or (y) habitual drunkenness; (viii) Executive has knowingly and willfully violated the Company’s or its Subsidiaries’ written policies in a way that the Board determines is detrimental to the best interests of the Company or its Subsidiaries and such violation, if curable as determined by the Board in good faith, has not been cured within a period of twenty (20) days after written notice to Executive specifying such violation. Any voluntary termination of employment by Executive in anticipation of an involuntary termination of Executive’s employment for Cause shall be deemed to be a termination for “Cause.” No action shall constitute “Cause” hereunder if undertaken by Executive in good faith at the express direction of the Board.

(i) “Disability” shall mean a physical or mental disability to the extent that Executive cannot perform his duties as an employee (in his then-current position) of the Company or its Subsidiaries for a period of 120 consecutive days or 180 days in any 365-day period. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists jointly selected by the Company and Executive and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company at the Company’s sole expense). Nothing herein shall be construed as a waiver or limitation with respect to the rights afforded to Executive under applicable law, including, without limitation of the foregoing, the Americans With Disabilities Act and the Family Medical Leave Act. In no event shall Executive be deemed “Disabled” if he is unable to qualify for benefits under the Company’s disability plan.

(j) “Good Reason” shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period following one or more of the following reasons, if done without Executive’s prior express written consent: (i) a material diminution in Executive’s authority, responsibilities or duties or a diminution in Executive’s title or reporting line, (ii) a reduction of Executive’s Base Salary or Annual Target Bonus percentage (other than as part of an across-the-board, proportional base salary reduction and/or target bonus amount reduction applicable to all similarly situated executives not in excess of ten percent (10% in either case), (iii) Executive’s required relocation of his principal place of employment to a location more than thirty (30) miles from such location at the commencement of the Employment Period or (iv) any material breach by Company or one of its affiliates of this Agreement or any other material compensation agreement for Executive; provided in any such case that in order for Executive’s resignation with Good Reason to be effective pursuant to any event that Executive believes constitutes Good Reason (x) written notice of Executive’s resignation for Good Reason must be delivered to the Company within forty-five (45) days after Executive first becoming aware of the occurrence of any such event, (y) the Company shall be given thirty (30) days following receipt of such notice to cure any such event and (z) Executive must actually terminate his employment citing Good Reason within sixty (60) days following the expiration of such cure period if the Company does not cure such Good Reason default.

Section 5. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of the Company and any of its Subsidiaries depends upon the use and protection of a large body of such entities’ confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future is referred to in this Agreement as “Confidential Information.” Confidential Information shall be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s or any of its Subsidiaries’ current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data (including trade secrets) obtained by Executive before, during or after the course of his performance under this Agreement concerning the business and affairs of the Company and any of its Subsidiaries, information concerning acquisition opportunities in or reasonably related to the Company’s or any of its Subsidiaries’ business or industry of which Executive becomes aware before or during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of the Company or any of its Subsidiaries before, during or after Executive’s course of performance under this Agreement, as well as development, transition and transformation plans, strategic, marketing and expansion plans (including, without limitation plans regarding planned and potential sales), financial and business plans, employee lists, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment of the Company and its Subsidiaries. Executive shall not disclose to any unauthorized person or use for his own benefit any Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order (in which case Executive shall give prior written notice of such disclosure to the Company). Executive shall deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or any of its Subsidiaries (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b) Third Party Information. Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or such Subsidiaries) or use, except in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by the Board in writing.

(c) Use of Information of Prior Employers. During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers (other than any direct predecessors of the Company and its affiliates, to which Section 5(a) shall instead apply) or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of the Company, its parent companies or any of their respective Subsidiaries any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other person. Executive shall use in the performance of his duties under this Agreement only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and common knowledge in the industry or is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company, its parent company or any of their respective Subsidiaries or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

Section 6. Intellectual Property, Inventions and Patents.

Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s and any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and/or any of its Subsidiaries, whether before or after the date of this Agreement (collectively referred to as “Work Product”), are the property of the Company or such Subsidiary. Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

Section 7. Non-Solicitation; Non-Disparagement.

(a) During the Employment Period and for twenty-four (24) months following the Employment Period (the “Restriction Period”), Executive will not, directly or indirectly, solicit or induce or attempt to solicit or induce any Covered Employee to leave employment with the Company or cease performing services for the benefit of the Company or (ii) hire any Covered Employee to provide services to any person other than the Company.

(b) The Executive covenants and agrees not, directly or indirectly, make or publish any statement (orally or in writing) that libels, slanders, disparages or otherwise harms the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company or any of its officers, managers, directors, partners, members, shareholders or representatives (as applicable). The Executive shall not violate this provision by truthful statements made (i) in connection with any litigation or arbitration between the Executive and any of the above persons; (ii) as required by applicable law or a governmental or regulatory investigation and (ii) during performance reviews in the ordinary course that may contain disparaging or harmful statement concerning employees if relevant to the review.

(c) As used in this Section 7:

(i) “Company” means the Company and its Subsidiaries.

(ii) “Covered Employee” means any person who is employed by the Company during the Restriction Period.

Section 8. Enforcement.

If, at the time of enforcement of Section 5, Section 6 or Section 7 a court shall hold that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company and its Subsidiaries would suffer irreparable harm from a breach of Section 5, Section 6 or Section 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. In the event a breach or threatened breach of this Agreement, the Company and its Subsidiaries in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 7, the Restriction Period shall be extended automatically by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

Section 9. Additional Acknowledgments.

Executive acknowledges that the provisions of Section 5, Section 6 or Section 7 are in consideration of employment with the Company and other good and valuable consideration as set forth in this Agreement. Executive also acknowledges that (i) the restrictions contained in Section 5, Section 6 or Section 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, (ii) the business of the Company and its Subsidiaries will be international in scope and without geographical limitation and (iii) notwithstanding the jurisdiction of formation or principal office of the Company or residence of any of its executives or employees (including Executive), it is expected that the Company and its Subsidiaries will have business activities and have valuable business relationships within its industry throughout the world. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries resulting from the non-enforcement of Section 5, Section 6 or Section 7 outweighs any potential harm to Executive of the enforcement of such provisions by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full agreement regarding their necessity for the reasonable and proper protection of the business goodwill, competitive positions and confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

Section 10. Executive’s Representations.

Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person, business or entity or any agreement or contract requiring Executive to assign inventions to another party, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that (x) he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein, and (y) Executive is not subject to any pending, or to his knowledge any threatened, lawsuit, action, investigation or proceeding involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party.

Section 11. Deferred Compensation Matters.

(a) It is the intent of the Company and Executive that the payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or for any damages for failing to comply with Code Section 409A. In the event that the Company and Executive determine that any payment or benefit hereunder is not in compliance with Code Section 409A, the parties shall negotiate in good faith to modify the arrangement as necessary to be in compliance, preserving, to the maximum extent possible, the original economic intent of the parties hereunder.

(b) A termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code §409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of the Employment Period,” “termination of employment” or similar terms shall mean “separation from service.”

(c) To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Code §409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code §409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Code §409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Code §409A without adverse tax consequences to Executive.

Section 12. Survival.

All provisions of this Agreement having or contemplated as having continuing application from and after the expiration or termination of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

Section 13. Notices.

Any notice to be given under or by reason of this Agreement shall be in writing and shall be either personally delivered, emailed, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

George Hershman

At the last address and email on file on the records of the Company

Notices to the Company:

c/o American Securities LLC

590 Madison Avenue, 38th Floor

New York, NY 10022

Attn: Eric Schondorf and Kevin Penn

Email: eschondorf@american-securities.com and kpenn@american-securities.com or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

Section 14. Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15. Complete Agreement.

This Agreement, and any other agreement expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding anything herein to the contrary, the restrictive covenants in this Agreement (including those contained in Section 5, Section 6 or Section 7) are in addition to, and not in substitution of, any other obligations Executive has to Holdings and its affiliates.

Section 16. No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 17. Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 18. Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

Section 19. Choice of Law.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibit hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

Section 20. Amendment and Waiver.

The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and except as expressly provided herein, no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

Section 21. Insurance.

The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive shall reasonably cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and maintain such insurance. All costs and expenses thereof (including reasonable, documented costs incurred by Executive) will be paid or reimbursed by the Company.

Section 22. Indemnification and Reimbursement of Payments on Behalf of Executive.

The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

Section 23. Consent to Jurisdiction.

EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON- EXCLUSIVE JURISDICTION OF A UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRCT OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF

ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 24. Waiver of Jury Trial.

As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with legal counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

Section 25. Executive’s Cooperation.

During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process and, to the extent legally permitted, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 25, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) and, if a third party counsel agreed to by both the Company and the Executive determines that the Company’s counsel has a conflict of interest, legal fees and expenses of counsel independent of the Company’s counsel who is retained by Executive in order to cooperate, in each case upon submission of receipts or invoices.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

SOLV, INC.

By:	/s/ Ben Catalano
Name:	Ben Catalano
Title:	VP Solv

HOLDINGS:

ASP SRE HOLDINGS LP

By:	/s/ Eric L. Schondorf
Name:	Eric L. Schondorf
Title:	Vice President and Secretary

EXECUTIVE:

/s/ George Hershman
George Hershman

[Employment Agreement]

Exhibit A

General Release

[See Attached]

GENERAL RELEASE

I, George Hershman, in consideration of and subject to the performance by SOLV, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations under that certain Employment Agreement, dated as of September 10, 2021, by and between the Company, ASP SRE Holdings LP, a Delaware limited partnership (“Holdings”), and me (the “Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement), do hereby release and forever discharge as of the date hereof the Company, its subsidiaries and its and their affiliates and all present, future and former directors, officers, agents, representatives, employees, independent contractors, owners, shareholders, members, insurers and benefit plans, assigns, attorneys, predecessors, successors and assigns of the Company, its subsidiaries and its affiliates and the Company’s direct or indirect owners (including Holdings), each in their respective official capacities as such (collectively, the “Released Parties”), to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 4(b) or Section 4(d), as applicable, of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I shall not receive the payments and benefits specified in Section 4(b) or Section 4(d), as applicable, of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company and any of the Released Parties.

2. Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators, successors and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or losses, promises or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties (hereinafter, “Claims”) which I, or any of my heirs, executors, administrators, successors or assigns, may have, through the date upon which I sign this General Release, including those Claims which (a) arise out of or are connected with my employment with, or my separation or termination from, the Company or any of the Released Parties; (b) arise out of, or relate to, any agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to me or in which I may participate and/or any rights under bonus, severance, or other plans or programs of Released Parties and/or any

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other short-term or long-term cash-based incentive plans or programs of the Released Parties; or (c) arise out of, or relate to, my status as an employee, member, officer or director of any of the Released Parties, including, but not limited to, any allegation, Claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

3. I represent that I have made no assignment or transfer of any right, Claim, demand, cause of action, or other matter covered by paragraph 2 above. I represent that I am not aware of any Claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. I hereby waive any right or Claim that might exist prior to signing this General Release as a result of the knowledge of such different or additional Claims or facts.

4. I agree that this General Release does not waive or release any rights or Claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any Claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). Furthermore, this General Release does not release any Claim that relates to (a) my right to enforce this General Release; (b) any rights I may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company and its affiliates, including without limitation any general liability or directors and officers insurance policy and under any other document or agreement, including, without limitation, each of Holdings’ and the Company’s organizational documents; (c) my right, if any, to government-provided unemployment and worker’s compensation benefits; (d) my rights to receive the amounts described in paragraph 1 of this General Release that have not yet been paid (subject to the conditions thereof); (e) any vested benefits under a 401(k) plan on or prior to the date of my termination of employment; (f) my rights as an equity stakeholder in Holdings, the Company and any affiliate thereof; or (g) any Claim that by law cannot be waived.

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5. I represent and agree that I have not, by myself or on my behalf, instituted, prosecuted, filed, or processed any litigation, Claims or proceedings against the Company or any Released Parties, nor have I encouraged or assisted anyone to institute, prosecute, file, or process any litigation, Claims or proceedings against the Company or any Released Parties. Notwithstanding the above, I further acknowledge that nothing in this General Release is intended to prohibit or restrict my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency; provided that I hereby waive the right to recover any monetary damages or other relief against any Released Parties; and provided, further, that nothing in this General Release shall prohibit me from receiving any monetary award to which I become entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending Claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

8. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal, financial or other advisors or counsel I have consulted regarding the meaning or effect hereof or as required by law, and I shall instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party)

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agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated in the Agreement and, all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure and I may also disclose to prospective future employers or business partners any restrictive covenants I may be subject to. Except as set forth above, this authorization is not intended to permit disclosure of any other information including (without limitation) (a) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated by the Agreement, (b) the identities of participants or potential participants in the Agreement, (c) any financial information (except to the extent such information is related to the tax treatment or tax structure of the transactions contemplated by the Agreement), or (d) any other term or detail not relevant to the tax treatment or the tax structure of the transactions contemplated by the Agreement.

9. The non-disclosure provisions in this General Release do not prohibit or restrict me (or my attorney) from (a) responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any other self-regulatory organization or governmental entity; (b) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this General Release or the Agreement, or as required by law or legal process, including with respect to possible violations of law; (c) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (d) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this General Release or any other agreement between the parties or any other policies of the Company or its affiliates prohibits or restricts me from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to my attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order. Nothing in this General Release or any other agreement between the parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

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10. I agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to the business of the Company and its affiliates, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, work-related passwords, building or office access cards, keys, computer equipment, telephones, smartphones, laptops, manuals, files, documents, records, software, hard drives, recordings, tapes, reports, work product, customer data base and other data or non-public, confidential, proprietary and/or trade secret information of the Company) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data. If I discover any property of the Company or non-public, confidential, proprietary and/or trade secret information in my possession after my termination of employment, I shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information. For the avoidance of doubt, I may retain copies of my contacts list, calendar and any files or records needed to retain my personal income tax returns.

11. I hereby confirm all of my obligations under Section 7 of the Agreement and, subject to paragraph 9 herein, hereby covenant and agree not to, directly or indirectly, make, publish or communicate negative comments or otherwise disparage the Company, its direct or indirect owners or any of their respective subsidiaries, or its or their officers, directors, employees, partners, members, stockholders, agents, or business, in any manner likely to be harmful to them or their business, business reputation or personal reputation except as permitted by Section 7 of the Agreement.

12. I shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, Claims, charges or complaints by any non-governmental third party against any of the Released Parties, without requiring said parties to issue a subpoena, summons or warrant.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or Claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Sections 19, 20, 23 and 24 of the Agreement is hereby incorporated by reference herein.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)

I HAVE BEEN ADVISED IN WRITING BY MEANS OF THIS GENERAL RELEASE TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE HAD 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND ANY CHANGES (WHETHER MATERIAL OR IMMATERIAL) MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE WILL NOT RESTART THE 21-DAY PERIOD;

(f)

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE MY CONSENT TO SUCH EXECUTION AND THAT SUCH REVOCATION MUST BE IN WRITING AND MUST BE E- MAILED TO THE VICE PRESIDENT AND SECRETARY OF THE COMPANY AT ESCHONDORF@AMERICAN-SECURITIES.COM AND THAT THIS GENERAL RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH (8TH) CALENDAR DAY AFTER THE DATE I FIRST EXECUTE THIS GENERAL RELEASE;

(g)

I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY IN EXCHANGE FOR CONSIDERATION TO WHICH I WAS NOT ALREADY ENTITLED AND WITH THE ADVICE OF ANY ATTORNEY RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

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DATE:
Name: George Hershman

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